UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2024

SAGIMET BIOSCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41742	20-5991472
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Sagimet Biosciences Inc.

155 Bovet Road, Suite 303,

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 561-8600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Series A Common Stock, $0.0001 par value per share	SGMT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2024, the Board of Directors (the “Board”) of Sagimet Biosciences Inc. (the “Company”) appointed Thierry Chauche as the Company’s Chief Financial Officer, effective May 6, 2024. In connection with Mr. Chauche’s appointment as Chief Financial Officer, he will serve as the Company’s Principal Financial Officer and Principal Accounting Officer. On May 5, 2024, Joseph Oriti, the Company’s interim Principal Financial Officer and interim Principal Accounting Officer resigned in connection with Mr. Chauche’s appointment.

Mr. Chauche, age 48, has over 20 years of financial and operational leadership experience in finance and healthcare companies. He previously served as the Chief Financial Officer of Provention Bio, Inc. (“Provention”). from December 2021 until it was acquired by Sanofi AG in April 2023. Prior to Provention Mr. Chauche served as the Vice President and Head of Strategic Financial Planning & Analysis at Alexion Pharmaceuticals, Inc. from 2020 to 2021. Prior to this, Mr. Chauche served in roles of increasing responsibility at Intercept Pharmaceuticals, Inc. from 2017 to 2020, Novartis AG from 2007 to 2017, and Rothschild & Cie from 1999 to 2005. Mr. Chauche holds an M.S. in engineering from Ecole Des Ponts ParisTech and an MBA from the Wharton School of the University of Pennsylvania.

On May 3, 2024, Mr. Chauche entered into an executive employment agreement with the Company (the “Agreement”). The payments and benefits to which Mr. Chauche is entitled under the Agreement include: (i) an annual base salary of $480,000; (ii) a target annual bonus opportunity equal to 40% of base salary; and (iii) participation in our employee benefit plans that are generally available to Company employees.

Pursuant to the Agreement, if we terminate Mr. Chauche’s employment without “cause” or Mr. Chauche resigns for “good reason” (each, as defined in the Agreement) outside of the Change in Control Period (as defined below), Mr. Chauche will be entitled to the following severance benefits (in addition to certain accrued but unpaid amounts), subject to his execution of a general release of claims in favor of the Company: (i) a lump sum cash payment equal to 6 months of Mr. Chauche’s base salary and (ii) the payment by us of premiums for up to 6 months of COBRA coverage substantially similar to that provided under our health plan, provided Mr. Chauche properly elects such coverage. In addition, pursuant to the terms of the Agreement, if we terminate Mr. Chauche’s employment without “cause” or Mr. Chauche resigns for “good reason” during the Change in Control Period, Mr. Chauche will receive, subject to his execution of a general release of claims in favor of the Company, (i) a lump sum cash payment equal to 12 months of Mr. Chauche’s base salary, (ii) a pro-rated portion of Mr. Chauche’s target bonus for the year of termination (or, if higher, Mr. Chauche’s target bonus in effect immediately prior to the “change in control” (as defined in the Agreement)), (iii) the payment by us of premiums for up to 12 months of COBRA coverage substantially similar to that provided under our health plan, provided Mr. Chauche properly elects such coverage, (iv) 100% vesting acceleration of all of Mr. Chauche’s then-unvested equity awards, and (v) an extension of the period of time (to a maximum of 12 months) following termination during which all of Mr. Chauche’s outstanding stock option awards may be exercised, to the extent vested as of the date of termination. The “Change in Control Period” is the date of a “change in control” and ending 12 months following the date of such “change in control.”

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

In connection with Mr. Chauche’s appointment, Mr. Chauche was granted equity in the Company as an inducement material to his acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4), consisting of an option to purchase a number of shares of the Company’s Series A common stock, par value $0.0001 per share (“Common Stock”) with a total fair market value of $2,000,000, as determined based on the Black Scholes value on May 6, 2024 (the “Option”). The Option will have an exercise price equal to the closing price of the Common Stock as reported by the Nasdaq Global Market on May 6, 2024. The Option has a ten-year term and will vest over four years, with 25% of the number of shares underlying the Option vesting on May 6, 2025, and the remaining shares vesting monthly over 36 months thereafter, Mr. Chauche’s continued service with the Company.

No family relationships exist between Mr. Chauche and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Mr. Chauche and any other person pursuant to which Mr. Chauche was selected as an officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Chauche had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sagimet Biosciences Inc.

Date: May 6, 2024	By:	/s/ David Happel
David Happel
Chief Executive Officer